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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-41093 of Budget Group, Inc. (formerly known as Team Rental Group, Inc.) on Form S-3 of our reports dated April 12, 1996 appearing in Budget Group, Inc.'s current report on Form 8-K dated December 1, 1997, as amended, and appearing in the Annual Report on Form 10-K of Budget Group, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.





/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 6, 1998